Exhibit 99.1

Contacts: Media Relations James Fisher 703-433-8677 james.w.fisher@sprint.com Investor Relations Kurt Fawkes 800-259-3755 Investor.relations@sprint.com

SPRINT NEXTEL REPORTS FIRST QUARTER 2008 RESULTS

•	Revenues and earnings decline due to lower Wireless contribution

•	Strong IP revenue aids growth in Wireline

•	Progress on cost actions, focus on the customer experience

•	Broadband wireless strategy leverages assets to enhance value

•	Initial launch of Nextel Direct Connect on CDMA, migration to single billing platform achieve key integration goals

Segment Results

Wireless

•

First quarter revenues of $8.0 billion declined 9% compared to the year-ago period and declined 6% from the fourth quarter of 2007. The declines are mainly due to lower average service revenue per customer and fewer post-paid subscribers.

•

Adjusted Operating Income* was a loss of $253 million compared to profits of $253 million in the first quarter of 2007 and $168 million in the fourth quarter. The decline in Adjusted Operating Income* is due to lower service revenues that were partially offset by reduced operating expenses.

•

Adjusted OIBDA* was $1.8 billion in the current period compared to $2.4 billion in the 2007 first quarter and $2.2 billion in the 2007 fourth quarter. Adjusted OIBDA* in the first quarter exceeded capital expenditures for the period by a little more than $900 million.

Wireline

•

Revenues were $1.6 billion, a 2% increase from the first quarter of 2007 and a 1% increase from the fourth quarter. The growth is due to strong demand for IP services that more than offset declines in voice and data revenues.

•	Adjusted Operating Income* was $156 million versus $78 million in the same period a year ago, and $178 million in the fourth quarter of 2007.

•

The first quarter Adjusted OIBDA* was $287 million compared to $205 million a year ago, and $320 million in the fourth quarter of 2007. In the first quarter, Adjusted OIBDA* exceeded capital expenditures by nearly $100 million.

OVERLAND PARK, Kan. – May 12, 2008 — Sprint Nextel Corp. (NYSE: S) today reported first quarter 2008 financial results. Consolidated net operating revenues for the quarter were $9.3 billion, an 8% decline compared to $10.1 billion reported in the first quarter of 2007 and a 5% decline compared to $9.8 billion in the fourth quarter. Reported diluted loss per share was 18 cents compared to a 7 cent loss in the year-ago period and a loss of $10.28 per share in the fourth quarter of 2007. The fourth quarter results include a loss of $10.32 per share from a pre-tax non-cash goodwill impairment charge of $29.5 billion.

Adjusted EPS before Amortization*, which removes the effects of special items and merger-related amortization expense, was 4 cents per share in the most recent quarter, compared to 18 cents in the first quarter of 2007 and 21 cents per share in the fourth quarter. The lower earnings in the current quarter are due to a reduced contribution from Wireless.

For the quarter, total wireless subscribers declined by 1.09 million due to losses of 1.07 million post-paid subscribers and 543,000 traditional prepaid users, partially offset by gains of 343,000 Boost Unlimited and 183,000 wholesale and affiliate subscribers. Post-paid subscriber additions in the quarter were impacted by lower gross additions and higher churn. Post-paid churn in the quarter was 2.45% compared to 2.3% in both the first and fourth quarters of 2007. Wireless post-paid ARPU in the quarter was a little under $56, a 6% decline compared to the year-ago period and a 4% sequential decline. The ARPU trends reflect on-going pressures on voice revenues partially offset by data growth.

“As expected, our Wireless business delivered weak financial results. While the business will continue to face challenges in the short term, we are making progress in methodically attacking the sources of our performance issues. In the first quarter, we implemented a new, more focused brand campaign, we executed on our plans to take costs out of the business, and we made progress on the larger organizational and strategic decisions that we believe will lead to improved profitability in the long term,” said Dan Hesse, Sprint Nextel CEO. “We have strengthened our hand with last week’s 4G announcement, which captures and leverages the value of Sprint’s sizable spectrum holdings, provides Sprint with additional financial flexibility, gives us a time-to-market advantage over our competitors in the important growth area of wireless broadband, and allows Sprint management to focus our resources and attention on improving the performance of our core business.

“We continue to place the highest priority on reducing churn by improving the customer experience. Our “Simply EverythingSM” Plan, which provides our customers with unprecedented simplicity along with the immediacy of our “Now Network,” has had a good response from existing and new customers,” Hesse said.

CONSOLIDATED RESULTS

TABLE No. 1 Selected Unaudited Financial Data (dollars in millions)

	Quarter Ended March 31,		% Δ
Financial Data	2008	2007
Net operating revenues	$9,334	$10,092	(8)%
Adjusted operating (loss) income*	(181)	315	NM
Adjusted OIBDA*	2,009	2,583	(22)%
Net loss	(505)	(211)	NM
Adjusted earnings per share before amortization*	$0.04	$0.18	(78)%
Loss per common share (basic and diluted)	$(0.18)	$(0.07)	NM
Capex	$1,360	$1,607	(15)%
Free Cash Flow*	$170	$497	(66)%

The following is a discussion of consolidated results:

•	Lower revenues in the quarter are due to a lower contribution from Wireless.

•

Special items in the first quarter include pre-tax charges of $86 million related to merger and integration activities and $231 million for severance, exit costs and asset impairments. These items are detailed in the Notes to Financial Data. The company has now substantially completed its previously-announced plan to eliminate approximately 4,000 positions.

•	Adjusted OIBDA* exceeded capital expenditures by $649 million in the first quarter.

•

In the quarter, the company incurred expenditures of $274 million related to intangible asset investments, including $151 million associated with rebanding efforts and $123 million for the purchases of FCC licenses.

•

In the first quarter, consolidated results include operating expenses of $83 million and capital investments of $236 million associated with fourth generation WiMAX efforts. These expenditures were incurred to deploy network cell sites and prepare for the initial launch of markets.

•	First quarter Adjusted OIBDA* includes $75 million in non-cash compensation expense as compared to $73 million in the year-ago period.

•	Interest expense, net of interest income, was $313 million compared to $336 million in the first quarter of 2007.

•	The effective tax benefit rate in the quarter was 38%, flat as compared to the year-ago period.

•

For the quarter, Free Cash Flow* was $170 million compared to $497 million in the first quarter of 2007. Free Cash Flow* was impacted by lower operating cash flow generation in Wireless and increased spending on intangibles offset by lower capital spending and the termination of dividend payments on common stock.

•	For the quarter, net cash provided by operating activities was $2.1 billion compared to $2.5 billion in the year-ago period.

•

Net debt* at the end of the period was $19.5 billion, consisting of total debt of $24.3 billion offset by cash and marketable securities of $4.8 billion. In the quarter the company borrowed $2.5 billion principal amount under its revolving credit facility.

•

As of March 31, 2008, the company had approximately $800 million of borrowing capacity available under its revolving credit facility. On April 1, we repaid our commercial paper obligation of $50 million and on May 6, we received notice that the Federal Communications Commission will allow a $337 million reduction of its letter of credit obligations related to re-banding. Following these actions, borrowing capacity under the revolver is expected to increase to nearly $1.2 billion.

WIRELESS RESULTS

TABLE No. 2 Selected Unaudited Financial Data (dollars in millions)

	Quarter Ended March 31,		% Δ
Financial Data	2008	2007
Net operating revenues	$7,963	$8,719	(9)%
Adjusted operating (loss) income*	(253)	253	NM
Adjusted OIBDA*	1,801	2,395	(25)%
Adjusted OIBDA margin*	24.4%	29.7%
Capex[1]	$875	$1,403	(38)%

[1]	Capex includes re-banding capital, but excludes rebanding costs related to FCC licenses.

The following is a discussion of Wireless results:

Subscribers

•

Wireless had 52.8 million total subscribers at the end of the period, compared to 53.6 million at the end of the first quarter of 2007. The decline reflects a smaller post-paid and affiliate base, partially offset by increases in prepaid and wholesale.

•	At the end of the first quarter, the company was serving 39.7 million post-paid subscribers, 4.4 million prepaid and 8.7 million wholesale and affiliate users.

•	Subscribers by network platform include 35.5 million on CDMA, 15.7 million on iDEN and 1.6 million Power Source users who access both platforms.

•

In the first quarter, Sprint Nextel introduced Simply EverythingSM service plans for CDMA and iDEN post-paid subscribers. These plans include an offering of unlimited voice, data, direct connect and message services for a fixed monthly fee of $99.99. Sprint Nextel also continues to add to its device and service capabilities with the initial launch of Nextel Direct Connect phones and services on the CDMA network in April and the expected summer launch of the InstinctTM by Samsung.

Churn

•

Post-paid churn of 2.45% for the quarter reflects higher voluntary deactivations in the CDMA subscriber base compared to the fourth quarter and a smaller subscriber base. Voluntary churn on the CDMA platform improved over the course of the first quarter. In the first quarter, total involuntary churn improved marginally from the fourth quarter but remained at an elevated level, representing about 40% of total post-paid churn. For the quarter, the overall CDMA churn rate was modestly below the overall post-paid churn rate and iDEN was modestly above.

•

Boost churn in the first quarter was 9.9% compared to 7.5% in the fourth quarter of 2007. The increase in churn in the quarter occurred within traditional prepaid users due to the elimination of certain retention efforts and more aggressive prepaid marketing by national carriers.

Revenues/ARPU

•

Wireless service revenues declined 9% year-over-year and 6% sequentially due to lower average revenue per customer and fewer subscribers. Wholesale and affiliate service revenues were flat with the year-ago period and declined 6% sequentially due to lower pricing, partially offset by a larger base.

•

Wireless equipment revenues declined 9% compared to the year-ago period and were down 13% sequentially. The decline compared to the year-ago period is due to lower handset sales volumes, while the sequential decline is mainly due to more aggressive market pricing.

•

Average monthly post-paid ARPU in the CDMA base was modestly above the overall rate of a little under $56, while iDEN was modestly below. Compared to the first quarter of 2007, CDMA ARPU declined about $2 and IDEN ARPU was lower by about $6.

•

Post-paid ARPU continues to be impacted by customer migrations to lower-priced plans, a higher-than-average ARPU in deactivating subscribers, and increased customer concessions to improve retention. First quarter ARPU was also impacted by lower fee-based revenues and seasonally lower usage.

•

Data revenues contributed more than $11.50 to overall post-paid ARPU in the first quarter and more than $14, or approximately one-quarter, of CDMA ARPU. Overall data growth of 19% year-over-year was driven by strong sales of aircards and demand for messaging services.

•

Prepaid ARPU in the quarter was approximately $29 compared to $32 in the year-ago period and $28 in the fourth quarter of 2007. The sequential increase reflects growth in the Boost Unlimited subscriber base that is offsetting lower usage among traditional prepaid users.

Operating Expenses

•

Total operating expenses in the Wireless segment in the first quarter were $8.2 billion after normalizing for special items. This compares to $8.5 billion in the year-ago period and $8.3 billion in the fourth quarter of 2007.

•

Cost of services was flat with the year-ago period and declined 4% sequentially. The year-over-year comparison reflects higher network expense, offset by lower service and repair costs. The sequential improvement this quarter is mainly due to a charge to adjust cell site lease expenses in the fourth quarter.

•

Cost of products was 8% below the year-ago period but increased 6% sequentially. The trends are due to lower gross additions, offset by an increase in retention activities and a higher share of PDA devices in the sales mix. In the first quarter, total PDA volume was up 25% from the fourth quarter and increased 100% year-over-year.

•

SG+A expenses declined 2% from the first quarter of 2007 and 3% from the fourth quarter. The year-over-year improvement is due to lower selling, marketing and general administrative expenses, offset by increased spending on customer care and higher bad debt expense. Compared to the fourth quarter, selling, marketing, general administrative costs and bad debt were lower, while IT costs were seasonally higher. In the first quarter, the company made substantial progress in the migration of its customers to a single billing platform. This project is expected to be completed for all corporate and consumer post-paid customers in the second quarter. In the first quarter, the company also made good progress in rationalizing sales distribution as it closed 65 less-profitable direct stores and reduced indirect dealer outlets.

Capital Spending

Wireless capital investments were $875 million in the first quarter, or approximately 12% of service revenues. This compares to $1.4 billion in both the first and fourth quarters of 2007. Capital investments in the quarter were primarily targeted at increasing capacity and enhancing capabilities. In the quarter, dropped and blocked calls declined at an annual double-digit rate on both the CDMA and iDEN networks.

WIRELINE RESULTS

TABLE No. 3 Selected Unaudited Financial Data (dollars in millions)

	Quarter Ended March 31,		% Δ
	2008	2007
Net operating revenues	$1,630	$1,598	2%
Adjusted operating income*	156	78	100%
Adjusted OIBDA*	287	205	40%
Adjusted OIBDA margin*	17.6%	12.8%
Capex	$191	$144	33%

The following is a discussion of Wireline results.

•	Growth in revenues was driven by IP services which increased 44% annually and 9% sequentially. The growth in revenue also reflects improved credits and adjustments as compared to the year-ago period.

•

IP revenue growth is due to strong demand for MPLS services within the enterprise segment and expansion of the base of cable partner subscribers that utilize our VoIP services. At the end of the first quarter, Sprint Nextel supported approximately 3.8 million users of cable partner telephony services. Our services are now available to more than 30 million MSO households.

•

Lower voice and data revenues partially offset IP growth in the quarter. Voice revenues declined 8% year-over-year and 1% sequentially. Retail business voice services increased 4% compared to the fourth quarter but this was offset by lower consumer and wholesale revenues. Data revenues, which are being impacted in part by customer transitions to IP services, declined 14% compared to the first quarter of 2007 and 9% quarter-over-quarter.

•

After normalizing for special items, operating expenses of $1.5 billion were 3% below the year-ago period and 2% above the fourth quarter of 2007. The improvement compared to the year-ago period is due to lower network, selling and marketing costs. The sequential increase is mainly due to a $40 million credit for a patent licensing agreement that was recorded in the fourth quarter and increased variable compensation cost in the current period.

Capital spending in the quarter of $191 million was 12% of revenues. Capital is mainly being deployed to support IP growth.

Forward-Looking Guidance

Sprint Nextel currently expects to experience continued downward pressure on Adjusted OIBDA*, post-paid gross additions and post-paid ARPU over the next few quarters. We expect these financial metrics will begin to stabilize towards the end of this fiscal year. In the second quarter of 2008, we expect to report an improved post-paid customer churn rate and net post-paid subscriber losses to improve marginally from the first quarter. For the balance of 2008, we expect we will continue to have positive free cash flow. In addition, we expect we have sufficient cash on hand to operate our business and repay all of our scheduled debt maturities through the end of 2009. Following an extensive rollout of CDMA EV-DO technology and increased spending to enhance iDEN network performance over the past several quarters, Wireless capital investments for the full year 2008 are expected to be significantly below 2007 levels. Wireline and corporate capital investments for the full year 2008 are also currently expected to be below 2007 levels.

In light of the trend of our declining earnings before interest, taxes, depreciation and amortization, we are continuing to implement cost reduction initiatives, are exploring de-levering, disposition of non-core assets and other measures to assist the company in maintaining compliance with financial covenants contained in our credit facilities, and we may consider entering into discussions with our lenders to obtain appropriate waivers or amendments in respect of the credit facilities. We currently expect to remain in covenant compliance over the next few financial quarters while exploring and pursuing these measures.

Sprint Nextel continues to assess its business model, associated sales, distribution and marketing plans, and its financial outlook. The company expects to complete this assessment and provide an update in connection with its second quarter earnings announcement in August.

*FINANCIAL MEASURES

Sprint Nextel provides financial measures generated using generally accepted accounting principles (GAAP) and using adjustments to GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint Nextel provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint Nextel does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint Nextel does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

Adjusted Earnings (Loss) per Share (EPS) is defined as net income (loss) before special items, net of tax and the diluted EPS calculated thereon. Adjusted EPS before Amortization is defined as net income (loss) before special items and amortization, net of tax, and the diluted EPS calculated thereon. These non-GAAP measures should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe that these measures are useful because they allow investors to evaluate our performance for different periods on a more comparable basis by excluding items that relate to acquired amortizable intangible assets and not to the ongoing operations of our businesses.

Adjusted Operating Income (Loss) is defined as operating income (loss) before special items. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe this measure is useful because it allows investors to evaluate our operating results for different periods on a more comparable basis by excluding special items.

Adjusted OIBDA is defined as operating income before depreciation, amortization, severance, exit costs and asset impairments, and special items. Adjusted OIBDA Margin represents Adjusted OIBDA divided by non-equipment net operating revenues adjusted for certain non-recurring revenue adjustments for Wireless and Adjusted OIBDA divided by net operating revenues for Wireline. These non-GAAP measures should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe that Adjusted OIBDA and Adjusted OIBDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Adjusted OIBDA and Adjusted OIBDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Free Cash Flow is defined as the change in cash and cash equivalents less the change in debt, investment in certain securities, proceeds from common stock and other financing activities, net. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of cash flows. We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, current marketable securities and restricted cash. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the balance sheet and statement of cash flows. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

SAFE HARBOR

This news release includes “forward-looking statements” within the meaning of the securities laws. The statements in this news release regarding the business outlook, expected performance, forward-looking guidance, as well as other statements that are not historical facts, are forward-looking statements. The words “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “providing guidance” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer and network usage, customer growth and retention, pricing, operating costs, the timing of various events and the economic and regulatory environment.

Future performance cannot be assured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•

the effects of vigorous competition, including the impact of competition on the price we are able to charge customers for services and equipment we provide and our ability to attract new customers and retain existing customers; the overall demand for our service offerings, including the impact of decisions of new subscribers between our post-paid and prepaid services offerings and between our two network platforms; and the impact of new, emerging and competing technologies on our business;

•	the impact of overall wireless market penetration on our ability to attract and retain customers with good credit standing and the intensified competition among wireless carriers for those customers;

•

the impact of difficulties we may continue to encounter in connection with the integration of the pre-merger Sprint and Nextel businesses, and the integration of the businesses and assets of Nextel Partners, Inc. and the third party affiliates, or PCS Affiliates that provide wireless personal communications services, or PCS under the Sprint® brand name, that we have acquired, including the risk that these difficulties may limit our ability to fully integrate the operations of these businesses and the risk that we will be unable to continue to retain key employees;

•

the uncertainties related to the implementation of our business strategies, investments in our networks, our systems, and other businesses, including current investments and additional investments that may be required in connection with the planned deployment of a next generation broadband wireless network;

•

the costs and business risks associated with providing new services and entering new geographic markets, including in connection with the planned deployment of a next generation broadband wireless network;

•	uncertainty regarding satisfaction of the conditions to completion of the transaction with Clearwire, including receipt of the necessary approvals and satisfaction of the other conditions to closing;

•	the impact of recent downgrades and potential further downgrades in the ratings afforded our debt securities by ratings agencies;

•	the impact of difficulties we may encounter in implementing actions designed to maintain compliance with our financial covenants, including the success of actions involving third parties;

•	the effects of mergers and consolidations and new entrants in the communications industry and unexpected announcements or developments from others in the communications industry;

•	unexpected results of litigation filed against us;

•

the impact of third parties not meeting our business requirements, including a significant adverse change in the ability or willingness to provide handset devices or infrastructure equipment for our CDMA network, or Motorola, Inc.’s ability or willingness to provide related handset devices, infrastructure equipment and software applications, or to develop new technologies or features for our iDEN® network;

•	the impact of adverse network performance;

•

the costs and/or potential customer impacts of compliance with regulatory mandates, particularly requirements related to the reconfiguration of the 800 MHz band used to operate our iDEN network as contemplated by the Federal Communications Commission’s Report and Order released in August 2004 as supplemented by subsequent memoranda;

•	equipment failure, natural disasters, terrorist acts, or other breaches of network or information technology security;

•

one or more of the markets in which we compete being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes or other external factors over which we have no control; and

•	other risks referenced from time to time in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2007, in Part I, Item 1A, “Risk Factors.”

Sprint Nextel believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Sprint Nextel is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

ABOUT SPRINT NEXTEL

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two wireless networks serving nearly 53 million customers at the end of the first quarter 2008; industry-leading mobile data services; instant national and international walkie-talkie capabilities; and a global Tier 1 Internet backbone. For more information, visit www.sprint.com.

Sprint Nextel Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (1)

(Millions, except per Share Data)

TABLE NO. 4

	Quarter Ended
	March 31, 2008	March 31, 2007
Net Operating Revenues	$9,334	$10,092

Operating Expenses
Cost of services	2,941	3,009
Cost of products	1,282	1,381
Selling, general and administrative	3,188	3,259
Severance, exit costs and asset impairments (2)	231	174
Depreciation	1,493	1,355
Amortization	697	913

Total operating expenses	9,832	10,091

Operating (Loss) Income	(498)	1
Interest expense	(339)	(367)
Interest income	26	31
Other, net	(4)	(4)

Loss before Income Taxes	(815)	(339)
Income tax benefit	310	128

Net Loss	$(505)	$(211)

Loss per Share
Loss Per Common Share, Basic and Diluted	$(0.18)	$(0.07)

Weighted Average Common Shares	2,847	2,899

Effective Tax Rate	38.0%	37.8%

	Quarter Ended		Quarter Ended
	December 31, 2007	December 31, 2006	March 31, 2008	March 31, 2007
Operating (Loss) Income	$(29,416)	$569	$(498)	$1
Special items before taxes
Merger and integration expense (3)	119	117	86	99
Severance, exit costs and asset impairments (2)	56	79	231	174
Goodwill impairment (4)	29,520	—	—	—
Contingencies and other (5)	(44)	5	—	41

Adjusted Operating (Loss) Income*	235	770	(181)	315
Depreciation and amortization	2,220	2,404	2,190	2,268

Adjusted OIBDA*	2,455	3,174	2,009	2,583
Capital expenditures (6)	2,009	2,612	1,360	1,607

Adjusted OIBDA* less Capex	$446	$562	$649	$976

Operating (Loss) Income Margin (7)	-320.5%	5.9%	-5.7%	0.0%
Adjusted OIBDA Margin*	26.8%	33.0%	23.0%	27.4%

See accompanying Notes to Financial Data (Unaudited)

Sprint Nextel Corporation

RECONCILIATIONS OF EARNINGS PER SHARE (Unaudited)

(Millions, except per Share Data)

TABLE NO. 5

	Quarter Ended		Quarter Ended
	December 31, 2007	December 31, 2006	March 31, 2008	March 31, 2007
Net (Loss) Income	$(29,243)	$261	$(505)	$(211)
Special items (net of taxes)
Merger and integration expense (3)	72	71	53	60
Severance, exit costs and asset impairments (2)	35	52	143	109
Goodwill impairment (4)	29,362	—	—	—
Contingencies and other (5)	(27)	6	—	25
Net gains on investment activities and equity in earnings	(37)	(92)	—	—
Tax audit settlement	—	(16)	—	—
Gain on early retirement of debt	—	—	—	(2)

Adjusted Net Income (Loss)*	$162	$282	$(309)	$(19)

Amortization (net of taxes)	430	560	421	551

Adjusted Net Income before Amortization*	$592	$842	$112	$532

Diluted (Loss) Earnings Per Common Share	$(10.28)	$0.09	$(0.18)	$(0.07)
Special items (net of taxes)	10.34	—	0.07	0.07

Adjusted Earnings (Loss) Per Share*	$0.06	$0.09	$(0.11)	$—

Amortization (net of taxes)	0.15	0.20	0.15	0.18

Adjusted Earnings Per Share before Amortization*	$0.21	$0.29	$0.04	$0.18

See accompanying Notes to Financial Data (Unaudited)

Sprint Nextel Corporation

NON-GAAP WIRELESS STATEMENTS OF OPERATIONS AND STATISTICS (Unaudited) (1)

(Millions, except subscriber counts and metrics)

TABLE No. 6

	Quarter Ended
	March 31, 2008	March 31, 2007
Net Operating Revenues
Service	$7,123	$7,815
Equipment	587	645
Wholesale, affiliate and other	253	259

Total Net Operating Revenues	7,963	8,719

Operating Expenses
Cost of services	2,114	2,110
Costs of products	1,265	1,381
Selling, general and administrative	2,783	2,833
Merger and integration expense (3)	66	59
Severance, exit costs and asset impairments (2)	189	141
Contingencies and other (5)	—	18
Depreciation	1,358	1,229
Amortization	696	913

Total operating expenses	8,471	8,684

Operating (Loss) Income	$(508)	$35

NON GAAP RECONCILIATION

	Quarter Ended		Quarter Ended
	December 31, 2007	December 31, 2006	March 31, 2008	March 31, 2007
Operating (Loss) Income	$(29,465)	$488	$(508)	$35
Special items before taxes
Merger and integration expense (3)	87	86	66	59
Severance, exit costs and asset impairments (2)	41	73	189	141
Goodwill impairment (4)	29,520	—	—	—
Contingencies and other (5)	(15)	5	—	18

Adjusted Operating Income (Loss)*	168	652	(253)	253
Depreciation and amortization	2,077	2,257	2,054	2,142

Adjusted OIBDA*	2,245	2,909	1,801	2,395
Capital expenditures (6)	1,404	2,238	875	1,403

Adjusted OIBDA* less Capex	$841	$671	$926	$992

Operating (Loss) Income Margin (7)	-376.5%	5.9%	-6.9%	0.4%
Adjusted OIBDA Margin*	28.7%	35.5%	24.4%	29.7%

Operating Statistics

	Quarter Ended		Quarter Ended
	December 31, 2007	December 31, 2006	March 31, 2008	March 31, 2007
Direct Post-Paid Subscribers
Service revenue (in millions)	$7,175	$7,588	$6,733	$7,418
ARPU	58	60	56	59
Churn	2.3%	2.3%	2.45%	2.3%
Net losses (in thousands)	(683)	(306)	(1,070)	(220)
End of period subscribers (in thousands)	40,751	41,805	39,681	41,585
Hours per subscriber	15	16	15	16

Direct Prepaid Subscribers
Service revenue (in millions)	$378	$371	$390	$397
ARPU	28	32	29	32
Churn	7.5%	6.5%	9.9%	7.0%
Net additions (losses) (in thousands)	55	171	(200)	275
End of period subscribers (in thousands)	4,578	4,012	4,378	4,287
Hours per subscriber	8	7	11	7

Wholesale Subscribers
Net additions (in thousands)	500	830	167	467
End of period subscribers (in thousands)	7,674	6,358	7,841	6,825

Affiliate Subscribers
Net additions (in thousands)	20	46	16	46
End of period subscribers (in thousands)	844	899	860	945

Total Subscribers
Net (losses) additions (in thousands)	(108)	741	(1,087)	568
End of period subscribers (in thousands)	53,847	53,074	52,760	53,642

See accompanying Notes to Financial Data (Unaudited)

Sprint Nextel Corporation

WIRELINE STATEMENTS OF OPERATIONS AND STATISTICS (Unaudited) (1)

(Millions)

TABLE NO. 7

	Quarter Ended
	March 31, 2008	March 31, 2007
Net Operating Revenues
Voice	$824	$898
Data	267	311
Internet	496	344
Other	43	45

Total Operating Revenues	1,630	1,598

Operating Expenses
Costs of services and products	1,084	1,123
Selling, general and administrative	259	293
Severance, exit costs and asset impairments (2)	41	32
Depreciation	131	127

Total operating expenses	1,515	1,575

Operating Income	$115	$23

NON GAAP RECONCILIATION

	Quarter Ended		Quarter Ended
	December 31, 2007	December 31, 2006	March 31, 2008	March 31, 2007
Operating Income	$194	$111	$115	$23
Special items before taxes
Severance, exit costs and asset impairments (2)	13	5	41	32
Contingencies and other (5)	(29)	—	—	23

Adjusted Operating Income*	178	116	156	78
Depreciation and amortization	142	147	131	127

Adjusted OIBDA*	320	263	287	205
Capital expenditures (6)	205	274	191	144

Adjusted OIBDA* less Capex	$115	$(11)	$96	$61

Operating Income Margin	12.0%	6.8%	7.1%	1.4%
Adjusted OIBDA Margin*	19.8%	16.1%	17.6%	12.8%

Operating Statistics

	QTD 4Q 2007	QTD 1Q 2008	QTD 1Q 2007
YOY Voice only minutes volume growth (does not include minutes associated with Cable VOIP)	0%	-5%	3%

See accompanying Notes to Financial Data (Unaudited)

Sprint Nextel Corporation

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)

(Millions)

TABLE NO. 8

For the Year to Date Period Ended	March 31, 2008	March 31, 2007
Operating Activities
Net loss	$(505)	$(211)
Depreciation and amortization	2,190	2,268
Provision for losses on accounts receivable	255	197
Share-based compensation expense	75	73
Deferred income taxes	(325)	(185)
Other, net	417	322

Net cash provided by operating activities	2,107	2,464

Investing Activities
Capital expenditures	(1,670)	(1,813)
Expenditures relating to FCC licenses	(274)	(107)
Cash collateral for securities loan agreements	—	866
Other investing activities	92	32

Net cash used in investing activities	(1,852)	(1,022)

Financing Activities
Borrowings under credit facility	2,500	750
Proceeds from issuance of commercial paper	681	2,591
Maturities of commercial paper	(1,010)	(2,706)
Purchase, retirements and payments of debt and capital leases	(3)	(608)
Payments of securities loan agreements	—	(866)
Purchase of common shares	—	(300)
Dividends paid	—	(72)
Proceeds from issuance of common shares, net	9	69

Net cash provided by (used in) financing activities	2,177	(1,142)

Change in Cash and Cash Equivalents	2,432	300
Cash and Cash Equivalents, beginning of period	2,246	2,046

Cash and Cash Equivalents, end of period	$4,678	$2,346

See accompanying Notes to Financial Data (Unaudited)

Sprint Nextel Corporation

FREE CASH FLOW (NON GAAP)

(Millions)

TABLE NO. 9

	Quarter Ended
	December 31, 2007	March 31, 2008	March 31, 2007
Adjusted OIBDA*	$2,455	$2,009	$2,583
Adjust for special items	(29,651)	(317)	(314)
Other operating activities, net (8)	29,293	415	195

Cash from Operating Activities (GAAP)	2,097	2,107	2,464
Capital expenditures	(1,671)	(1,670)	(1,813)
Expenditures relating to FCC Licenses	(373)	(274)	(107)
Proceeds from sales of investments and assets, net of purchases	206	8	27
Dividends paid	(71)	—	(72)
Other investing activities, net	23	(1)	(2)

Free Cash Flow*	211	170	497
Purchase of common shares	—	—	(300)
(Decrease) increase in debt, net	(27)	2,168	27
Proceeds from issuance of common shares, net	7	9	69
(Increase) decrease in marketable securities, net	(188)	85	7

Change in Cash and Cash Equivalents (GAAP)	$3	$2,432	$300

See accompanying Notes to Financial Data (Unaudited)

Sprint Nextel Corporation

CONSOLIDATED BALANCE SHEETS (1)

(Millions)

TABLE NO. 10

	(Unaudited)
	March 31, 2008	December 31, 2007
Assets
Current assets
Cash and cash equivalents	$4,678	$2,246
Marketable securities	97	194
Accounts and notes receivable, net	3,798	4,196
Device and accessory inventory	842	938
Deferred tax assets	181	447
Prepaid expenses and other current assets	731	640

Total current assets	10,327	8,661

Investments	157	165
Property, plant and equipment, net	26,434	26,496
Goodwill	1,143	1,144
FCC licenses and other	21,421	21,123
Customer relationships, net	3,556	4,203
Other definite lived intangible assets, net	1,785	1,835
Other assets	640	691

Total	$65,463	$64,318

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$3,264	$3,481
Accrued expenses and other current liabilities	4,139	3,962
Current portion of long-term debt and capital lease obligations	1,330	1,661

Total current liabilities	8,733	9,104

Long-term debt and capital lease obligations	22,987	20,469
Deferred tax liabilities	8,096	8,689
Other liabilities	3,878	3,848

Total liabilities	43,694	42,110

Shareholders’ equity
Common shares	5,902	5,902
Paid-in capital	46,752	46,693
Treasury shares, at cost	(2,075)	(2,161)
Accumulated deficit	(28,697)	(28,115)
Accumulated other comprehensive loss	(113)	(111)

Total shareholders’ equity	21,769	22,208

Total	$65,463	$64,318

NET DEBT (NON-GAAP) (Unaudited)

(Millions)

TABLE NO. 11

	March 31, 2008	December 31, 2007
Total Debt	$24,317	$22,130
Less: Cash and cash equivalents	(4,678)	(2,246)
Less: Marketable securities	(97)	(194)

Net Debt*	$19,542	$19,690

Adjusted OIBDA* for the three months ended	$2,009	$2,455
	x 4	x 4

Annualized Adjusted OIBDA*	$8,036	$9,820

Net Debt / Annualized Adjusted OIBDA*	2.4 X	2.0 X

See accompanying Notes to Financial Data (Unaudited)

Sprint Nextel Corporation

Schedule of Debt (Unaudited)

(Millions)

TABLE NO. 12

			March 31, 2008
ISSUER	COUPON	MATURITY	PRINCIPAL
Sprint Nextel Corporation
Commercial Paper	3.816%	Short-term	$50
Floating Rate Notes due 2010	3.071%	06/28/2010	750
Bank Credit Facility	3.288%	12/19/2010	2,500
Export Development Canada Facility	3.155%	03/30/2012	750
6% Notes due 2016	6.000%	12/01/2016	2,000
9.25% Debentures due 2022	9.250%	04/15/2022	200

Sprint Nextel Corporation subtotal			6,250

Sprint Capital Corporation
6.125% Notes due 2008	6.125%	11/15/2008	1,253
6.375% Notes due 2009	6.375%	05/01/2009	600
7.625% Notes due 2011	7.625%	01/30/2011	1,650
8.375% Notes due 2012	8.375%	03/15/2012	2,000
6.9% Notes due 2019	6.900%	05/01/2019	1,729
6.875% Notes due 2028	6.875%	11/15/2028	2,475
8.75% Notes due 2032	8.750%	03/15/2032	2,000

Sprint Capital Corporation subtotal			11,707

Nextel Communications Inc.
5.25% Convertible Senior Notes due 2010	5.250%	01/15/2010	607
6.875% Senior Serial Redeemable Notes due 2013	6.875%	10/31/2013	1,473
5.95% Senior Serial Redeemable Notes due 2014	5.950%	03/15/2014	1,170
7.375% Senior Serial Redeemable Notes due 2015	7.375%	08/01/2015	2,137

Nextel Communications Inc. subtotal			5,387

US Unwired Inc.
10% Second Priority Senior Secured Notes due 2012	10.000%	06/15/2012	235

US Unwired Inc. subtotal			235

Alamosa Delaware Inc.
8.5% Senior Notes due 2012	8.500%	01/31/2012	250

US Unwired Inc. subtotal			250

Capital Leases and Other Obligations			103

TOTAL PRINCIPAL			23,932

Premiums, discounts, variable interest entity and other adjustments			385

TOTAL DEBT			$24,317

See accompanying Notes to Financial Data (Unaudited)

Sprint Nextel Corporation

NOTES TO FINANCIAL DATA (Unaudited)

(1)	Certain prior period amounts have been reclassified to conform to current period presentation.
(2)

In the first quarter 2008 and 2007, we recorded severance, exit costs and asset impairment charges of $231 million pre-tax ($143 million, net of tax) and $174 million pre-tax ($109 million, net of tax), respectively, which substantially consists of work force reductions and lease termination charges. Severance, exit costs and asset impairment charges are allocated to the appropriate segment results.

(3)

In the first quarter 2008 and 2007, we recorded merger and integration costs of $86 million pre-tax ($53 million, net of tax) and $99 million pre-tax ($60 million, net of tax), respectively. All merger costs are related to the Sprint-Nextel merger and/or the PCS Affiliates and Nextel Partners’ acquisitions. Merger and integration costs are generally non-recurring in nature and primarily include costs to prepare systems for the launch of common customer interfacing systems, processes and other integration and planning activities, certain costs to provide wireless devices that operate seamlessly between the CDMA and iDEN networks, certain customer care costs, costs to retain employees, costs related to re-branding, and other costs.

Merger and integration expenses which are solely and directly attributable to the Wireless segment have been allocated to that segment. These expenses are classified as selling, general and administrative, cost of products, or equipment revenues as appropriate on our consolidated statement of operations. Merger and integration expenses that are not solely and directly attributable to the Wireless segment are included in the Corporate segment and are classified as selling, general and administrative expenses on our consolidated statement of operations. The first quarter 2008 includes merger and integration expense associated with wireless devices that operate seamlessly between the CDMA and iDEN networks that were not recorded until the second quarter 2007 and therefore, are not comparable.

(4)

As a result of our 2007 annual goodwill assessment, we recorded a non-cash goodwill impairment charge of $29.7 billion during the fourth quarter 2007. During the first quarter 2008, we finalized our goodwill analysis which resulted in a $209 million adjustment to the goodwill impairment charge recorded in the fourth quarter 2007. Accordingly, the final goodwill impairment charge is $29.5 billion for the fourth quarter 2007, which has been reflected in the accumulated deficit balance as of December 31, 2007. The substantial majority of the charge was not taxable as goodwill is generally not separately deductible for tax purposes.

(5)

Contingencies and other includes charges associated with legal contingencies, net costs associated with the exit of a non-core line of business and certain non-recurring adjustments associated with hurricane insurance settlements.

(6)

Capital expenditures is an accrual based amount that includes the changes in unpaid capital expenditures and excludes capitalized interest. Consolidated capital expenditures of $1.4 billion for the first quarter 2008 includes $257 million reduction in accrued capital expenditures less $53 million of capitalized interest. Wireless segment capital expenditures of $875 million for the first quarter 2008 includes $174 million reduction in accrued capital expenditures less $26 million of capitalized interest. Wireline segment capital expenditures of $191 million for the first quarter 2008 includes $49 million reduction in accrued capital expenditures less $2 million of capitalized interest. Cash paid for capital expenditures can be found in the statements of cash flows on Table No. 8 and free cash flows on Table No. 9.

(7)	Operating income (loss) margin excludes equipment revenues.
(8)	Other operating activities, net includes the change in working capital, change in deferred income taxes, miscellaneous operating activities and non-operating items in net loss.

See accompanying Notes to Financial Data (Unaudited)